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                                                                    EXHIBIT 99.1


News Release

C-00044


         TEXAS INSTRUMENTS CLOSES ACQUISITION OF BURR-BROWN CORPORATION


         MOVE COMBINES HIGH-PERFORMANCE EXPERTISE WITH ANALOG LEADERSHIP
                    TO ADDRESS THE NEEDS OF THE INTERNET ERA


         Dallas (August 25, 2000) - Texas Instruments (TI) Incorporated (NYSE:
TXN) announced today that it has finalized its acquisition of Burr-Brown Corporation (NASDAQ: BBRC) in a stock-for-stock transaction. With this acquisition, TI now provides customers with the broadest range of high-performance analog products in the market.

         Burr-Brown is an elite developer of analog semiconductors, principally in the data converter and amplifier segments of the market. It designs data converters at the highest end of the precision and speed range, including 24-bit converters. Data converters and amplifiers are key to new and emerging applications, such as 3G (third generation) wireless phones, DSL (digital subscriber line) modems, Internet audio players and digital consumer audio systems. Analog is one of the largest sectors in the semiconductor industry and is expected to grow more than 25 percent this year, according to industry analyst Dataquest.

         TI plans to integrate its advanced process technologies with Burr-Brown's design expertise to develop products for applications that require the highest levels of precision and performance. Furthermore, TI's world leading DSP expertise will provide Burr-Brown's high performance analog semiconductors access to many new applications. The makers of Internet appliances and communications systems will have the best of both worlds in one company, with complementary components that optimally meet their total signal processing requirements. The combined force of analog and DSP technical field experts will deliver unmatched support as customers develop their systems. Together, TI and Burr-Brown provide more analog field-based engineers than any other supplier.

         TI will issue 1.3 shares of its common stock for each outstanding share of Burr-Brown common stock. Likewise, each share of Burr-Brown stock issuable under options and convertible notes will become convertible into 1.3 shares of TI common stock.




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Taking options and convertible notes into account, TI will issue approximately
88 million shares. Excluding transaction costs, the acquisition is not expected to be material to TI's earnings per share in 2000 or 2001, and is expected to be accretive thereafter. Burr-Brown will continue to operate in Tucson, Arizona, as a wholly owned subsidiary of TI.

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         Safe Harbor Statement: Statements contained in this press release regarding the growth of the analog segment of the semiconductor industry, the benefits of the planned integration of Burr-Brown's operations, the effect of the transaction on TI's earnings per share and other statements of management's beliefs, goals and expectations may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Expectations of growth in the analog sector of the semiconductor industry are based on analysis performed by Dataquest, an independent market analyst. The following factors and the factors discussed in TI's most recent filings on Form 10-K and Form S-4, and Burr-Brown's most recent filing on Form 10-Q could cause actual results of TI to differ materially from the statements contained in this press release: the continued growth of the analog market; the ability of TI to successfully integrate Burr-Brown's operations and capitalize on the combined technologies; the ability to realize synergies in terms of research and development, growth and cost savings; and the availability of the favorable tax treatment and accounting treatment for the merger. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

         Texas Instruments Incorporated is the world leader in digital signal processing and analog technologies, the semiconductor engines of the Internet age. The company's businesses also include materials and controls, and educational and productivity solutions. TI is headquartered in Dallas, Texas, and has manufacturing or sales operations in more than 25 countries.

         Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. The company's web site is www.ti.com



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